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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-54532 of ScreamingMedia, Inc. on Form S-8 of our report dated August 21, 2001, appearing in this Form 8-K of ScreamingMedia, Inc., of the consolidated financial statements of Stockpoint, Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000.


/s/ Deloitte & Touche LLP

Cedar Rapids, Iowa
November 5, 2001